UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 21, 2004


                              WCA Waste Corporation
             (Exact name of registrant as specified in its charter)


         Delaware                  000-50808               20-0829917
(State or other jurisdiction of   (Commission            (IRS Employer
         incorporation)           File Number)        Identification No.)

                            One Riverway, Suite 1400
                                 Houston, Texas                  77056
                  (Address of principal executive offices)    (Zip Code)

       Registrant's telephone number, including area code: (713) 292-2400


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [   ]  Written communications pursuant to Rule 425 under the Securities
                Act (17 CFR 230.425)

         [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange
                Act (17 CFR 240.14a-12)

         [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

     On December 21, 2004, WCA Waste Systems, Inc. ("WCA Waste Systems"), the primary operating subsidiary of WCA Waste Corporation ("WCA Waste Corporation"), amended its Third Amended and Restated Credit Agreement dated as of June 23, 2004 (the "Third Amended Credit Agreement") by entering into a Fourth Amended and Restated Credit Agreement (the "Fourth Amended Credit Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent, Comerica Bank, as syndication agent, and the lenders party thereto.

     The aggregate revolving credit commitments available under the Fourth Amended Credit Agreement total $160 million and include:

          (a) a subfacility for standby letters of credit in the aggregate principal amount of up to $30.0 million;

          (b) a swing line feature for up to $10.0 million for same day advances; and

          (c) a direct pay letter of credit in the aggregate principal amount of approximately $22.8 million.

The direct pay letter of credit is used to secure the debt associated with WCA Waste Corporation's tax-exempt environmental facility revenue bonds. The remainder of the Fourth Amended Credit Agreement will be used for acquisitions, equipment purchases, landfill construction and development, standby letters of credit that WCA Waste Corporation must provide in the normal course of its business, and general corporate purposes. WCA Waste Systems has the right to increase the commitments under the Fourth Amended Credit Agreement by an additional $40 million, provided that one or more lenders party to the Fourth Amended Credit Agreement or one or more new lenders approved by WCA Waste Systems provides such increase and certain other conditions are satisfied. As of December 22, 2004, the closing date of the Fourth Amended Credit Agreement, WCA Waste Systems had $73.2 million outstanding under the various facilities and letters of credit, leaving it with $86.8 million in availability under the Fourth Amended Credit Agreement. WCA Waste Systems must make mandatory prepayments of outstanding indebtedness under the Fourth Amended Credit Agreement in the amount of 100% of the net cash proceeds received from the issuance of debt or equity securities by WCA Waste Corporation or its subsidiaries.

     The Fourth Amended Credit Agreement will mature on December 21, 2009 unless the commitments thereunder are terminated or prepaid in full at an earlier date. WCA Waste Systems' obligations under the Fourth Amended Credit Agreement are secured by the same assets that secured obligations under the Third Amended Credit Agreement and are guaranteed by certain material subsidiaries of WCA Waste Corporation. Obligations under the Fourth Amended Credit Agreement are recourse obligations and are subject to cancellation and/or acceleration upon the occurrence of certain events, including, among other things, a change of control (as defined in the Fourth Amended Credit Agreement), nonpayment, breaches of representations, warranties and covenants (subject to cure in certain instances), bankruptcy or insolvency, defaults under other debt arrangements, failure to pay certain judgments and the occurrence of events creating material adverse effects.

     Indebtedness under any base rate loans (as defined in the Fourth Amended Credit Agreement) carries interest at the higher of (i) the effective federal funds rate (as defined in the Fourth Amended Credit Agreement) plus 1/2 of 1% or
(ii) the rate of interest from time to time announced publicly by Wells Fargo, in San Francisco, California as its prime rate, plus the applicable margin for base rate loans (ranging from 0.75% to 2.00% depending on the leverage ratio). Indebtedness under any LIBOR loans (as defined in the Fourth Amended Credit Agreement) carries interest at a rate per year (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the administrative agent to be equal to the quotient of (a) LIBOR (as defined in the Fourth Amended Credit Agreement) divided by (b) one minus the reserve requirement (as defined in the Fourth Amended Credit Agreement), plus the applicable margin for LIBOR loans (ranging from 1.75% to 3.00% depending on the leverage ratio). The commitment fee payable by WCA Waste Systems to the administrative agent on the daily average unused amount of the aggregate revolving credit commitment under the Fourth Amended Credit Agreement ranges from 0.250% to 0.500% depending on WCA Waste Systems' leverage ratio.

     The maximum leverage ratio (funded debt/pro forma adjusted EBITDA) under the Fourth Amended Credit Agreement is 4.75 to 1.00 until December 31, 2006 and
4.50 to 1.00 thereafter. The minimum net worth (as defined in the Fourth Amended Credit Agreement) under the Fourth Amended Credit Agreement is 85% of net worth on June 30, 2004, plus 50% of positive net income, plus 100% of the increase to net worth from the net cash proceeds from future equity offerings. The maximum permitted senior funded debt leverage ratio (senior funded debt/pro forma adjusted EBITDA) under the Fourth Amended Credit Agreement starts at 4.25 to
1.00 through and including the fiscal quarter ending December 31, 2005 and adjusts at various times until it reaches 3.25 to 1.00 after September 30, 2008.

     The Fourth Amended Credit Agreement amends the Third Amended Credit Agreement by replacing the financial covenant of fixed charge coverage ratio with the financial covenant of adjusted EBIT debt service ratio. Adjusted EBIT debt service ratio is the ratio of (i) adjusted EBIT (as defined in the Fourth Amended Credit Agreement) for the four fiscal quarters ending on such date to
(ii) cash interest payments, plus (y) the current portion of capitalized leases for the following four fiscal quarters, plus (z) the current portion of principal payments of debt (as defined in the Fourth Amended Credit Agreement), excluding payments under the revolving credit notes (as defined in the Fourth Amended Credit Agreement), required to be paid for the following four fiscal quarters. The required minimum adjusted EBIT debt service ratio under the Fourth Amended Credit Agreement starts at 1.25 to 1.00 until the fiscal quarter ending March 31, 2006 and increases at various times until it reaches 1.75 to 1.00 for periods after September 30, 2007.

     Under the Fourth Amended Credit Agreement, there is no limit for acquisition or expansion capital expenditures provided that the leverage ratio remains below 3.00 to 1.00 and $10 million is available under the Fourth Amended Credit Agreement after the applicable expenditure. However, if the leverage ratio exceeds 3.00 to 1.00, (a) the amount of acquisition expenditures shall be limited to $15 million per acquisition unless expenditures above that amount are approved by a majority of the lenders and (b) the amount of expansion capital expenditures shall be limited to $20 million per year.

     Other covenants in the Fourth Amended Credit Agreement are comparable to the covenants in the Third Amended Credit Agreement as described in WCA Waste Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 as filed with the Securities and Exchange Commission on November 10, 2004. Included in such covenants is a prohibition against the payment of cash dividends by WCA Waste Systems to WCA Waste Corporation (or any intermediary) under all circumstances, meaning WCA Waste Corporation has very limited sources of cash. WCA Waste Corporation's only source of cash to pay dividends is distributions from its subsidiaries and, therefore, its ability to declare or pay future cash dividends on its common stock would be subject to, among other factors, a relaxation of this prohibition.

     Some of the lenders and their affiliates have performed investment banking, financial advisory and other commercial services (including serving as agents and lenders under prior credit agreements) for WCA Waste Corporation and its affiliates in the ordinary course of business from time to time for which they have received customary fees and expenses. The lenders and their affiliates may, from time to time in the future, engage in transactions with and perform such services for WCA Waste Corporation and its affiliates in the ordinary course of business for which they will receive customary fees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The description of the Fourth Amended Credit Agreement contained in Item
1.01 of this report is hereby incorporated by reference into this Item 2.03.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  WCA WASTE CORPORATION


Date: December 28, 2004           /s/ Charles A. Casalinova
                                  ----------------------------------------------
                                  Charles A. Casalinova
                                  Senior Vice President and Chief Financial
                                  Officer